UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2002

OPTIMARK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30527	22-3730995
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

10 Exchange Place, 24th Floor, Jersey City, New Jersey 07302
(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including area code: (201) 536-7000

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

OptiMark Holdings, Inc. and its subsidiaries, OptiMark US Equities, Inc. (f/k/a OptiMark Technologies, Inc.) and OptiMark, Inc. (collectively, “OptiMark”), have settled, without any admission of liability, the arbitration captioned International Exchange Networks, Ltd. (“IXNET”) against OptiMark Technologies, Inc., OptiMark Holdings, Inc., OptiMark, Inc. and OptiMark US Equities, Inc., (American Arbitration Association Case No. 131170016601) (the “IXNet Arbitration”). Simultaneously with the settlement of the IXNet Arbitration, OptiMark has settled the litigation brought by OptiMark US Equities, Inc. against William F. Adiletta, which is captioned Optimark US Equities, Inc. f/k/a Optimark Technologies, Inc. v. William F. Adiletta, Civil Action No. 19069-NC, Court of Chancery of the State of Delaware in and for New Castle County (the “Adiletta Litigation”). The settlement of the IXNet Arbitration and the Adiletta Litigation are referred to below collectively as the “Settlement.”

The Settlement resolves all legal issues between the parties. Under the terms of the Settlement:

(1)	OptiMark has agreed to pay IXNET, on or before eleven (11) business days after December 31, 2006, the amount of $6,000,000. HOWEVER, if OptiMark pays to IXNET (a) $500,000 immediately upon execution of a settlement agreement (which it did on January 30, 2002), (b) $1,000,000 on or before December 31, 2003, and (c) $1,000,000 on or before December 31, 2004, then in that event, IXNET has agreed to accept such payments as full and complete satisfaction of OptiMark’s obligations under the Settlement and to forgo and forgive irrevocably any and all other sums due to IXNET under the Settlement. OptiMark plans to make payments to IXNET in accordance with this payment schedule.

(2)	IXNET has withdrawn the IXNET Arbitration with prejudice, and OptiMark Holdings, Inc. and OptiMark, Inc. have agreed to withdraw with prejudice their motion for permission to appeal to the New York Court of Appeals.

(3)	OptiMark US Equities, Inc. has agreed to withdraw the Adiletta Litigation with prejudice.
(4)	OptiMark and IXNET have executed mutual releases, which will be held in escrow until OptiMark has made the prescribed payments to IXNET.
(5)	OptiMark and Mr. Adiletta each have executed releases in favor of the other.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptiMark Holdings, Inc.
(Registrant)
January 31, 2002	By: /s/ Neil G. Cohen
Neil G. Cohen Secretary